Exhibit 99.1

            Crosstex to Acquire Certain Transco Assets from Williams

     DALLAS--(BUSINESS WIRE)--July 7, 2004--Crosstex Energy, L.P. (NasdaqNM:XTEX), a Texas-based midstream natural gas company, today announced that it has executed a definitive agreement to acquire from Williams (NYSE:WMB) certain onshore pipeline assets south of its Transco Compressor Station 30 in Wharton County, Texas, for $27.4 million. These assets are part of a federally regulated interstate pipeline system. Closing is subject to receipt of abandonment authorization from interstate service, which would result in the pipeline being integrated into Crosstex's existing intrastate pipelines and no longer subject to Federal Energy Regulatory Commission ("FERC") jurisdiction. The filing is expected to be made with the FERC by Williams and Crosstex within the next three weeks. Proceedings are expected to take three to nine months to complete. Crosstex is also currently finalizing agreements with Williams to acquire two unregulated pipeline assets that are interconnected with the Transco assets for approximately $2.6 million.
     "These assets will provide access to significant additional supplies of rich and lean gas, opportunities to further optimize and integrate operations on our intrastate Gulf Coast and CCNG systems, and access to new markets in Texas," said Barry E. Davis, president and chief executive officer of Crosstex. "In the future, these assets will provide Crosstex additional opportunities to serve gas producers and markets in deep south Texas, not currently accessed by our existing pipeline systems, as well as enhance our overall position in this key gas supply and market region."
     The Transco assets, located in 15 counties in gas-rich South Texas, are comprised of approximately 500 miles of 24 and 26-inch pipeline. The lines extend from Hidalgo County in the south across the company's CCNG and Gulf Coast systems to Wharton County in the north and west to McMullen County. Current throughput is about 200,000 MMBTU/day, with a capacity of approximately 600,000 MMBTU/day.

     About Crosstex

     Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 60 natural gas amine treating plants. Crosstex currently provides services for over 1.5 BCF/day of natural gas.
     Crosstex Energy, Inc. (NasdaqNM:XTXI) owns the general partner, a 54.3% limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
     Additional information about the companies can be found at www.crosstexenergy.com.

     This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein, including statements regarding the possible benefits and opportunities to be provided by the Transco assets, constitute forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     CONTACT: Crosstex Energy, L.P., Dallas
              Barry E. Davis, 214-953-9500
              or
              William W. Davis, 214-953-9500